Exhibit 99.7

May 23, 2025

Etoiles Capital Group Co., Ltd

No. 181 Johnston Road,

Wanchai, Hong Kong

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Etoiles Capital Group Co., Ltd (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Rak K, THAKAR
Name:	Rak K, THAKAR